Filed Pursuant to Rule 433

Registration No. 333-221133

FINAL TERM SHEET

Dated May 4, 2020

2.350% Notes due 2025

3.400% Notes due 2030

4.450% Notes due 2050

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2025 Notes: $750,000,000 2030 Notes: $750,000,000 2050 Notes: $500,000,000

Maturity Date:	2025 Notes: May 6, 2025 2030 Notes: May 6, 2030 2050 Notes: May 6, 2050

Coupon:	2025 Notes: 2.350% 2030 Notes: 3.400% 2050 Notes: 4.450%

Interest Payment Dates:	2025 Notes: Semi-annually on May 6 and November 6, commencing November 6, 2020
2030 Notes: Semi-annually on May 6 and November 6, commencing November 6, 2020
2050 Notes: Semi-annually on May 6 and November 6, commencing November 6, 2020

Price to Public:	2025 Notes: 99.958% of principal amount 2030 Notes: 99.689% of principal amount 2050 Notes: 99.198% of principal amount

Benchmark Treasury:	2025 Notes: 0.375% UST due April 30, 2025 2030 Notes: 1.500% UST due February 15, 2030 2050 Notes: 2.375% UST due November 15, 2049

Benchmark Treasury Yield:	2025 Notes: 0.359% 2030 Notes: 0.637% 2050 Notes: 1.299%

Spread to Benchmark Treasury:	2025 Notes: +200 bps 2030 Notes: +280 bps 2050 Notes: +320 bps

Yield to Maturity:	2025 Notes: 2.359% 2030 Notes: 3.437% 2050 Notes: 4.499%

Optional Redemption:

2025 Notes: Make-whole call at T+30 bps prior to April 6, 2025; par call on or after April 6, 2025

2030 Notes: Make-whole call at T+45 bps prior to February 6, 2030; par call on or after February 6, 2030
2050 Notes: Make-whole call at T+50 bps prior to November 6, 2049; par call on or after November 6, 2049

Trade Date:	May 4, 2020

Settlement Date (T+2):	May 6, 2020

CUSIP / ISIN:	2025 Notes:	CUSIP: 02209S BH5 ISIN: US02209SBH58

	2030 Notes:	CUSIP: 02209S BJ1 ISIN: US02209SBJ15

	2050 Notes:	CUSIP: 02209S BK8 ISIN: US02209SBK87

Listing:	None.

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Scotia Capital (USA) Inc.

Senior Co-Managers:

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA Inc.

Santander Investment Securities Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Banca IMI S.p.A. Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Morgan Stanley & Co. LLC toll free at 1-866-618-1649, and Scotia Capital (USA) Inc. toll free at 1-800-372-3930.